Exhibit 99.1

Tengion Provides Business Update and Reports Third Quarter 2010 Financial Results

•	First Bladder Cancer Patient Enrolled and Implanted with Tengion Neo-Urinary Conduit™

•	Neo-Kidney AugmentTM Program Demonstrates Improvements in Kidney Function in Four Animal Models, Including Recently Released Interim Data from Large Animal Study

•	Company Awarded Qualifying Therapeutic Discovery Project Grants totaling $1.0 million

•	Third Quarter 2010 Adjusted Net Loss of $6.7 million or $0.54 Per Common Share, Compared to Adjusted Net Loss of $7.2 million, or $1.14 Per Common Share, in Third Quarter of 2009

East Norriton, PA, November 1, 2010 –Tengion, Inc. (Nasdaq: TNGN) today provided a business update and reported its financial results for the third quarter ended September 30, 2010.

“We recently achieved a major milestone with the implantation of our Neo-Urinary Conduit in the first bladder cancer patient. We and our investigators believe that this first successful implant will facilitate future enrollment,” stated Steven Nichtberger, M.D., Tengion President and CEO.  “We are also making significant progress in our kidney program.  Our scientists have now published or presented consistently positive data demonstrating stabilization and preservation of kidney function in four different animal models of kidney failure, including early data from a large animal model of chronic kidney disease.  We look forward to presenting additional data at scientific sessions next month.”

Neo-Urinary Conduit Bladder Cancer Trial – Clinical Update

The Company’s Neo-Urinary Conduit was recently implanted in the first patient as part of the ongoing initial clinical trial evaluating the Company’s lead product candidate in bladder cancer patients requiring a urinary diversion following bladder removal.

The implantation of the first patient with the Neo-Urinary Conduit demonstrates the Company’s ability to successfully procure an appropriate fat biopsy, ship the biopsy, isolate and expand selective regenerative cells to manufacture the Neo-Urinary Conduit, release the final product within quality control specifications, ship the final product to the hospital and have the Neo-Urinary Conduit implanted using the intended surgical procedure.

Neo-Kidney Augment Program Update

The Neo-Kidney Augment is the Company’s lead preclinical program and is intended to prevent or delay the need for dialysis or kidney transplant by increasing functional kidney mass in patients with advanced chronic kidney disease, a significant unmet medical need.  Tengion has now published or presented consistently positive data on the effect of its approach on kidney function in four different animal models of chronic kidney disease. Two of the models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on animal survival.

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In October 2010, Tengion presented new research data in a podium presentation at the American Society for Transplantation’s Annual Scientific Exchange in Orlando, FL.  The presentation highlighted new early data from a canine model of chronic kidney disease demonstrating promising improvements in kidney function with a regenerative autologous cellular therapy approach to increase kidney mass and improve kidney function.  Specifically, the presented data showed improvements in kidney filtration, protein balance, and weight gain in treated animals compared to a control group.  Effects in a pilot study have persisted through the first three months after treatment.  A follow-up study has demonstrated efficacy as early as seven weeks after implantation.  The studies are designed to monitor progression over a six-month period and both studies are ongoing.  Tengion expects to announce further results from this study in December 2010.

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In September 2010, Tengion presented one-year follow-up data from the Neo-Kidney Augment program in a podium presentation at the 2nd Annual Symposium on Stem Cell Translation of the International Society for Cellular Therapy in San Francisco.  The presentation highlighted new results demonstrating success with the Company’s targeted autologous cellular therapy approach to kidney regeneration in a widely accepted rodent model of obesity, diabetes and hypertension.  At one year of age, the treated animals were reported to have demonstrated improved kidney function, delayed disease progression and better survival compared to the age- and disease-matched untreated control animals. In addition, blood pressure was significantly reduced in these animals.  The study is continuing as planned.

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Also in September 2010, Tengion announced the publication of a key study in the American Journal of Physiology Renal Physiology by researchers at Tengion.  In the study, rodents with chronic kidney disease were treated with healthy kidney cells to catalyze the regeneration of functional kidney tissue and delay disease progression, as evidenced by extended survival, improved kidney filtration and reduced severity of kidney tissue pathology.

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In addition, bioprocess work supporting the Neo-Kidney Augment program has recently been published online in the journal Tissue Engineering and will appear in an upcoming print edition.  The paper highlights new results demonstrating the Company’s success in isolating, characterizing and expanding kidney cells across multiple species, including humans.  The paper also details findings that show that the Company was able to develop methods to yield distinct subpopulations of primary kidney cells that are compatible with process development and scale-up, which will be key for clinical development activities.  Not only were these findings demonstrated in normal rodent, large mammal and human kidneys, they were also successfully replicated with rodent and human tissues with advanced chronic kidney disease, including some patients with diabetes. These data show that regeneration of these cells is feasible even with source biopsies from end-stage diseased kidneys.

Upcoming Scientific Presentations

The Company plans to present a poster highlighting early data from mechanism-of-action studies for the Neo-Kidney Augment program on November 19, 2010 at the American Society of Nephrology meeting in Denver, CO.

In addition, the Company plans to make over a dozen presentations during December 5-8, 2010 at the Tissue Engineering and Regenerative Medicine International Society – North America meeting in Orlando, FL. These presentations will include new data from the Neo-Urinary Conduit and Neo-Kidney Augment programs.

Corporate Update

In October 2010, the Company announced the appointment of Richard E. Kuntz, M.D., M.Sc., Senior Vice President and Chief Scientific, Clinical and Regulatory Officer of Medtronic, Inc. to the Company’s Board of Directors.

Financial Update

For the third quarter ended September 30, 2010, the Company reported an adjusted net loss of $6.7 million or $0.54 per basic and diluted common share, compared with an adjusted net loss of $7.2 million, or $1.14 per basic and diluted common share, for the same period in 2009.  The decreased adjusted net loss for the 2010 period was primarily due to a $0.4 million decrease in interest expense resulting from lower average debt balances during the 2010 period.  The loss per basic and diluted common share for the quarter ended September 30, 2010 was significantly affected by the Company’s initial public offering of 6,000,000 shares in April 2010.

Operating expenses during the quarter ended September 30, 2010, decreased to $6.3 million from $6.4 million during the quarter ended September 30, 2009, primarily due to a decrease in compensation and related expenses of $0.4 million, which was offset in part by an increase of $0.3 million in external preclinical study expenses associated with the Neo-Kidney Augment program.

As of September 30, 2010, the Company held $19.0 million in cash, cash equivalents and short-term investments compared with $27.4 million on June 30, 2010.  In October 2010, the Company was awarded Qualifying Therapeutic Discovery Project Grants totaling $1.0 million in connection with the Company’s Neo-Urinary Conduit, Neo-Kidney Augment, Neo-GI Augment, and Neo-Bladder Augment development programs.  Under the award guidelines, qualified therapeutic discovery projects had to show a reasonable potential to result in new therapies to treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions, reduce the long-term growth of health care costs in the United States, or significantly advance the goal of curing cancer within 30 years.  Based upon the Company’s currently expected level of operating expenditures, the Company expects to be able to fund its operations into April 2011.

Conference Call and Webcast

Steven Nichtberger, M.D., President and CEO, and Brian Davis, Chief Financial Officer and Vice President of Finance, will host a conference call today, November 1, 2010 at 5:00 p.m. ET to provide a business update and discuss the Company's third quarter 2010 financial results.

The call can be accessed by dialing 888-713-4213 (domestic) or 617-213-4865 (international) five minutes prior to the start time and providing the access code 30673244.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived for two weeks.

About Tengion

Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform™ that enables the Company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal.  The Company’s lead preclinical candidate is the Neo-Kidney Augment, which is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company’s: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to obtain the capital it needs to develop its product candidates or continue as a going concern; (ii) the Company will be able to successfully enroll patients in its clinical trials, including its  Phase I clinical trial for the Neo-Urinary Conduit; (iii) patients enrolled in the Company’s clinical trials will not experience adverse events related to the Company’s product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iv) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (v) data from the Company’s ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (vi) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or expectations in this release.

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TENGION, INC.
(A Development-Stage Company)
Statements of Operations
(unaudited)

					Period from
					July 10, 2003
					(inception)
					through
	Three Months Ended September 30,		Nine Months Ended September 30,		September 30,
	2009	2010	2009	2010	2010
Operating expenses:
Research and development	$3,703,163	$3,542,858	$14,459,645	$10,112,216	$101,820,964
General and administrative	1,432,687	1,501,719	4,499,395	4,384,141	33,054,213
Depreciation	1,233,621	1,214,613	3,701,689	3,660,251	18,808,990
Total operating expenses	(6,369,471)	(6,259,190)	(22,660,729)	(18,156,608)	(153,684,167)

Interest income	29,222	19,522	190,031	47,206	8,443,433
Interest expense	(869,046)	(475,775)	(2,703,965)	(1,737,339)	(13,672,970)
Change in fair value of preferred stock warrants	1,745,155	–	1,863,918	191,527	2,062,453

Net loss	$(5,464,140)	$(6,715,443)	$(23,310,745)	$(19,655,214)	$(156,851,251)

Accretion of redeemable convertible preferred
stock to redemption value	(3,580,659)	–	(10,358,384)	(3,992,589)

Net loss attributable to common stockholders	$(9,044,799)	$(6,715,443)	$(33,669,129)	$(23,647,803)

Basic and diluted net loss attributable to common
stockholders per share	$(12.93)	$(0.54)	$(48.33)	$(2.91)

Weighted average common stock outstanding-
basic and diluted	699,514	12,356,113	696,630	8,129,124

TENGION, INC.
(A Development-Stage Company)
Balance Sheet Data

	December 31,	September 30,
	2009	2010
		(unaudited)

Cash, cash equivalents and short-term investments	$19,303,142	$19,023,835
Total assets	37,238,393	32,209,626
Total debt	21,836,778	11,811,180
Redeemable convertible preferred stock	187,916,168	-
Total stockholders' (deficit) equity	(178,073,739)	16,719,045

TENGION, INC.
(A Development-Stage Company)
Reconciliation of Non-GAAP Financial Measures

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended September 30,
	2009	2010

Net loss attributable to common stockholders - GAAP	$(9,044,799)	$(6,715,443)

Change in fair value of preferred stock warrants	(1,745,155)	–

Accretion of redeemable convertible preferred stock to redemption value	3,580,659	–

Adjusted net loss	$(7,209,295)	$(6,715,443)

Weighted average common stock outstanding basic and diluted - GAAP	699,514	12,356,113

Preferred stock automatically converted into common stock upon IPO	5,651,955	—

Adjusted basic and diluted weighted average common stock outstanding	6,351,469	12,356,113

Basic and diluted net loss per share - GAAP	$(12.93)	$(0.54)
	—
Adjustment per share	11.79 (a)	—
	—
Adjusted basic and diluted net loss per share	$(1.14)	$(0.54)

(a)   Reflects the automatic conversion of the outstanding shares of redeemable convertible preferred stock into 5,651,955 shares of common stock and the reclassification of the preferred stock warrants from a liability to stockholders euity as though the completion of the intitial public offering had occurred as of the beginning of the third quarter of 2009.